Exhibit 10.1

AGREEMENT

This Agreement is made and entered into as of this 8th day of February, 2007, by and between American Defense International, Inc., a government relations, consulting, and international business development firm having its principal office at 1100 New York Avenue, NW, Suite 630, Washington, DC 20005(“ADI”) and BioVest International, Inc. having its principal office at 450 Park Avenue South, New York, N.Y. 10016 (“BioVest”)

W I T N E S S E T H:

WHEREAS, ADI wishes to provide government relations, consulting, and business development services to BioVest and

WHEREAS, BioVest wishes to obtain the services of ADI as set forth in accordance with this agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants, terms, conditions, and agreements hereafter provided, the parties mutually agree as follows:

1.      Effective Date.      This Agreement shall take effect on February 15, 2007 and shall continue through February 14, 2008. Following the expiration of the initial term hereof, this Agreement shall automatically be renewed for successive one (1) year terms, unless either party gives the other written notice of intent not to renew at least thirty (30) days prior to the expiration of the then-existing term. Notwithstanding the foregoing, BioVest may terminate this Agreement at any time upon (60) days written notice to ADI.

However, if during the course of this contract ADI pursues a Congressional appropriation request for BioVest, BioVest cannot exercise its 60 day termination clause referenced above.

2.      Services and Compensation.      ADI shall provide consulting and business development services to BioVest. BioVest and ADI shall agree as to the nature and extent of the services to be provided.

As compensation for its services, BioVest initially agrees to pay $60,000 annually, payable in equal monthly installments of $5,000 per month for the services of ADI. Such payment shall be due on the fifteenth day of each month beginning on February 15, 2007.

BioVest agrees to increase the monthly compensation to $7,500 per month upon completion of all the mutually agreed objects stated in Attachment A and outlined below:

a.)	Completion of 6 meetings/presentations arranged by ADI with senior officials of the offices cited in the (Attachment A) for BioVest.
b.)	Completion of a meeting with senior staff of the Senate Health Committee or the Chairman’s Chief of Staff.

3.      Expenses.      BioVest will reimburse ADI for all reasonable pre-approved expenses made in the performance of its duties under this Agreement. Routine reimbursable disbursements will include messenger service, telephone calls, transportation, meals, lodging, and travel.

4.      Indemnification.      BioVest shall indemnify and hold ADI harmless from and against any and all liability, loss, damage, cost or expense (including reasonable attorney’s fees) resulting from the acts or omissions, negligence or intentional wrongdoing of BioVest. ADI shall indemnify and hold BioVest harmless from and against any and all liability, loss, damage, cost or expense resulting from the acts or omissions, negligence or intentional wrongdoing of ADI.

5.       Independent Contractor.      ADI will act as an independent contractor in the performance of its duties under this Agreement. ADI is not responsible for the acts of BioVest or representations made by BioVest upon which ADI acts in providing services under this Agreement.

6.      Assignment.      This agreement may not be assigned by BioVest or ADI without the prior written consent of both parties.

7.      Non-Disclosure.      ADI agrees to hold all BioVest proprietary information and intellectual property in trust and confidence. ADI agrees not to publish, disseminate, or disclose such information without the prior written consent of BioVest.

8.      Applicable Law.      This Agreement shall be construed, interpreted, and governed by and in accordance with the laws of the District of Columbia without regard to the principles of conflicts of laws.

9.      Notices.      Notices shall be sent to the parties at the addresses first set forth above. Any person to whom notice may be given hereunder may from time to time change said address by written notice through the U.S. mail service or equivalent service such as Federal Express.

10.      Severability.      If a court of competent jurisdiction declares that any term or provision of this agreement is invalid or unenforceable then: 1) the remaining terms and provisions shall be unimpaired, and 2) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable terms or provisions.

11.      Entire Agreement.      This Agreement constitutes the entire agreement among the parties with respect to the matters contained herein. Any modification or amendment to this Agreement must be made only by written mutual consent of both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement, the day, month, and year first above written.

BioVest International, Inc.

By:	/s/ Steven Arikian
Steven Arikian, M.D.
CEO and Chairman

American Defense International, Inc.

By:	/s/ Michael Herson
Michael Herson
President